Exhibit D

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made and entered into as of February 21, 2022 (the “Effective Date”) by and between Altus Midstream Company, a Delaware corporation (the “Company” (it being understood that from and after the Closing, the Company’s name shall be “Kinetik Holdings Inc.”)), and [•] (“you”). Reference is made to that certain Contribution Agreement by and among the Company, Altus Midstream LP, a Delaware limited partnership (“Altus Midstream”), New BCP Raptor Holdco, LLC, a Delaware limited liability company, and solely for the purposes set forth therein, BCP Raptor Holdco, LP, a Delaware limited partnership (“Raptor”), dated October 21, 2021 (the “Contribution Agreement”). In connection with the transactions contemplated by the Contribution Agreement, your Raptor Class A-1 and Class A-2 units were exchanged for restricted shares of Stock (as defined), which restricted shares have been granted to you by the Company (through a distribution by Contributor) pursuant to this Agreement. This grant of restricted stock is not governed by the Altus Midstream Company 2019 Omnibus Compensation Plan, as amended from time to time, or by any other equity compensation plan of the Company or any of their respective affiliates. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Contribution Agreement.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties hereto agree as follows:

1. The Grant. Subject to the conditions set forth below, the Company hereby grants you (through a distribution by Contributor) effective as of the applicable Date of Grant set forth below, an award (the “Award”) consisting of the aggregate number of shares of the Class A common stock, par value $0.0001 per share, of the Company (“Stock”) set forth below, subject to certain restrictions thereon (the “Restricted Shares”), and under the terms and conditions set forth herein:

Date of Grant:	February 25, 2022

Number of Shares:	[•]

Vesting Schedule:	The restrictions on all of the Restricted Shares granted pursuant to this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable on the third anniversary of the Date of Grant so long as you remain continuously employed by, or continuously provide services to, the Company or any of its Affiliates from the Date of Grant through such vesting date.

Change of Control	Notwithstanding anything contained herein to the contrary, upon the occurrence of a Change of Control, the restrictions on all of the Restricted Shares granted pursuant to this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable on the date of the Change of Control.

Termination of Employment without Cause; Resignation for Good Reason	Notwithstanding anything contained herein to the contrary, upon the termination of your employment or other service relationship with the Company or any of its Affiliates (A) by the Company or such Affiliate without Cause, (B) by you for Good Reason, in each case, then, provided that you execute within the time provided to do so (and do not revoke within any time provided to do so) a release of all claims in a form acceptable to the Company Board, the restrictions on all of the Restricted Shares granted pursuant to this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable on the date of termination.

Death; Disability	Notwithstanding anything contained herein to the contrary, upon the termination of your employment or other service relationship with the Company or any of its Affiliates due to your death or Disability (as defined below), the restrictions on all of the Restricted Shares granted pursuant to this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable on the date of termination.

Recapitalizations; Stock Splits	In the event of any change in the number of shares of Stock, or securities convertible or exchangeable into or exercisable for shares of Stock, issued and outstanding after the Effective Date, by reason of any stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, or any other item that changes the number of Restricted Shares held, directly or indirectly, by you, the number of Restricted Shares shall automatically be equitably adjusted to reflect the effect of such change.

Definitions	As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Blackstone Partners” means, collectively, BCP Raptor Aggregator, LP and BX Permian Pipeline Aggregator LP.

“Cause” shall mean, with respect to you, in the absence of an employment or other service agreement between you and the Company or any of its Affiliates otherwise defining Cause, your (i) failure or refusal to comply with a directive of the Company Board consistent with your then-current position after the Company has provided you with both written notice that such failure or refusal will be deemed to be “Cause” and a reasonable opportunity to perform; (ii) drug or alcohol abuse adversely affecting your job performance; (iii) conviction of or plea of nolo contendere to a felony or a crime of moral turpitude; (iv) act of dishonesty adversely affecting the Company or any of its Affiliates; (v) material violation of a company policy of the Company that has been supplied to you in writing; (vi) a material breach of this Agreement or any restrictive covenants with the Company or any of its Affiliates to which you are subject. In the event that there is an employment or other service agreement (including any equity award agreement) between you and the Company defining Cause, “Cause” shall have the meaning provided in such agreement.

“Change of Control” means a Change of Control Transaction or any of the following:

(a) the acquisition, directly or indirectly, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of more than fifty percent (50%) of the beneficial ownership of the voting equity interests of the Company by any Person or group (other than the Permitted Owners);

(b) the acquisition, directly or indirectly, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of more than fifty percent (50%) of the beneficial ownership of voting equity interests of the General Partner by any Person or group (other than the Company and the Permitted Owners);

(c) the Company, Altus Midstream, or any of their respective Subsidiaries becoming subject to registration as an investment company pursuant to the Investment Company Act; provided that, for the avoidance of doubt, during any period that any such Person is exempt from registration under the Investment Company Act pursuant to Rule 3a-2 promulgated under the Investment Company Act, Section 3(b)(2) of the Investment Company Act, or other exemption that is or becomes available under applicable Law, such Person shall not be considered subject to registration as an investment company under the Investment Company Act;

(d) the Company ceases to directly own at least one percent (1%) of the outstanding Common Units;

(e) any Transfer, directly or indirectly, in one or a series of related transactions and however structured, including by way of any consolidation, conversion, merger or other similar business combination of any nature, of Common Units in the Altus Midstream by the Company unless such Transfer would not result in the Company owning less than fifty percent (50%) of the outstanding Common Units;

(f) the Stock is no longer listed or admitted to trading on a National Securities Exchange; or

(g) any dissolution, liquidation or winding-up of Altus Midstream or the General Partner;

provided, however, that neither (i) a transaction solely between Altus Midstream or any of its Subsidiaries, on the one hand, and Altus Midstream or any of its Subsidiaries, on the other hand, nor (ii) a transaction solely for the purpose of changing the jurisdiction of domicile of Altus Midstream, nor (iii) a transaction solely for the purpose of changing the form of entity of Altus Midstream, shall in each case of clauses (i), (ii) and (iii) constitute a Change of Control; provided, further, that for purposes of determining indirect ownership in clauses (a) through (b), ownership by any person or group or changes in ownership of Apache Corporation, a Delaware corporation (“APA”) or any entity Controlling APA shall not be considered indirect ownership of the Company or any of its Subsidiaries.

“Change of Control Transaction” means (a) a sale of all or substantially all of Altus Midstream’s assets determined on a consolidated basis, (b) a sale of a majority of Altus Midstream’s outstanding Common Units (other than (i) to the Company, (ii) in connection with a Common Redemption or Direct Exchange (each as defined in the Third A&R LP Agreement) in accordance with Article XI of the Third A&R LP Agreement or (iii) to the Permitted Owners) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of Altus Midstream; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (A) a transaction solely between Altus Midstream or any of its wholly-owned Subsidiaries, on the one hand, and Altus Midstream or any of its wholly-owned Subsidiaries, on the other hand, nor (B) a transaction solely for the purpose of changing the jurisdiction of domicile of Altus Midstream, nor (C) a transaction solely for the purpose of changing the form of entity of Altus Midstream, nor (D) a sale of a majority of the outstanding shares of Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (A), (B), (C) and (D) constitute a Change of Control Transaction.

“Disability” means your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

“Good Reason” means, with respect to you, in the absence of an employment or other service agreement between you and the Company or any of its Affiliates otherwise defining Good Reason, (i) a material diminution in your title and responsibilities; (ii) a material reduction in your base salary or bonus opportunity, other than a pro rata reduction applicable to all similarly situated employees; or (iii) a change in the principal location of your services outside of the Houston metro area or, if elsewhere, the principal location of your services as of the date hereof (other than travel incident to your position), in each case of clauses (i) – (iii), without your prior written approval. You must provide the Company with written objection to an action constituting “Good Reason” within thirty (30) days of such action and allow the Company thirty (30) days following such notice to cure such action or obtain your written consent to such action. In the event that there is an employment or other service agreement (including an equity award agreement) between you and the Company defining Good Reason, “Good Reason” shall have the meaning provided in such agreement.

“ISQ Partner” means ISQ Global Infrastructure Fund II L.P.

“Material Subsidiary” means any direct or indirect Subsidiary of Altus Midstream that, as of any date of determination, represents more than (a) fifty percent (50%) of the consolidated net tangible assets of Altus Midstream or (b) fifty percent (50%) of the consolidated net income of Altus Midstream before interest, taxes, depreciation and amortization. For purposes of the Third A&R LP Agreement, PHP shall not be considered a Subsidiary or Material Subsidiary of Altus Midstream.

“National Securities Exchange” means any of the following markets or exchanges: the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange or the NYSE American (or any successors to any of the foregoing).

“Permitted Owners” means the Company and its Subsidiaries, APA and its Affiliates, the Blackstone Partners and their respective Affiliates (other than their and their Affiliates’ respective portfolio companies), and ISQ Partner and its Affiliates (other than its and their respective portfolio companies).

“PHP” means Permian Highway Pipeline LLC, a Delaware limited liability company.

“Transfer” means to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value.

2. Escrow of Restricted Shares. The Company shall evidence the Restricted Shares in the manner that it deems appropriate. The Company may issue, or cause to be issued, in your name a certificate or certificates representing the Restricted Shares and retain that certificate or those certificates until the restrictions on such Restricted Shares expire as contemplated in Sections 1 and 5 of this Agreement or the Restricted Shares are forfeited as described in Sections 4 and 6 of this Agreement. If the Restricted Shares are evidenced by a certificate or certificates, you shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Shares and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the Restricted Shares are delivered to you, (b) the Restricted Shares are otherwise transferred to you free of restrictions, or (c) the Restricted Shares are canceled and forfeited pursuant to this Agreement.

3. Ownership of Restricted Shares. From and after the time the Restricted Shares are issued in your name, you will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote those shares and to receive dividends thereon if, as, and when declared by the Company Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement and that certain Dividend and Distribution Reinvestment Agreement to be entered into at Closing (the “DRIP Agreement”); provided, however, that each dividend payment will be made no later than the 30th day following the date such dividend payment is made to stockholders generally.

4. Restrictions; Forfeiture. The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Sections 1 and 5 of this Agreement. The Restricted Shares are also restricted in the sense that they may be forfeited to the Company. You hereby agree that if the Restricted Shares are forfeited, as provided in Section 6, the Company shall have the right to deliver the Restricted Shares to the Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.

5. Expiration of Restrictions and Risk of Forfeiture. The restrictions on the Restricted Shares granted pursuant to this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable as set forth in Section 1 of this Agreement, provided that you remain in the employ of, or a service provider to, the Company or any of its Affiliates until the applicable dates set forth therein.

6. Forfeiture. Except as otherwise provided in Section 1, if your employment or service relationship with the Company or its Affiliate is terminated for any reason, then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company for zero consideration. The Restricted Shares for which the restrictions have lapsed as of the date of such termination shall not be forfeited to the Company.

7. Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Shares during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.

8. Delivery of Stock. Promptly following the expiration of the restrictions on the Restricted Shares as contemplated in Section 5 of this Agreement, the Company shall cause to be issued and delivered to you or your designee a certificate or other evidence of the number of Restricted Shares as to which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, upon receipt by the Company of any tax withholding as may be requested pursuant to Section 9. The value of such Restricted Shares shall not bear any interest owing to the passage of time.

9. Payment of Taxes. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to you for federal, state, local and/or foreign tax purposes, you shall make arrangements satisfactory to the Company or its Affiliate for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award. With respect to any required tax withholding, you may (a) direct the Company or its Affiliate to withhold, or have withheld, from the shares of Stock to be issued to you under this Agreement the number of shares necessary to satisfy the Company’s or its Affiliate’s obligation to withhold taxes; which determination will be based on the shares’ Fair Market Value at the time such determination is made; (b) deliver to the Company or its Affiliate shares of Stock sufficient to satisfy the Company’s or its Affiliate’s tax withholding obligations, based on the shares’ Fair Market Value at the time such determination is made; (c) deliver cash to the Company or its Affiliate sufficient to satisfy its tax withholding obligations; or (d) satisfy such tax withholding through any combination of (a), (b) and (c). If you desire to elect to use the net withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company or its Affiliate prescribes. The Company or its Affiliate, in the discretion of the Company or its Affiliate, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (a) or (b). In the event the Company or its Affiliate determines that the aggregate Fair Market Value of the shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company or its Affiliate, in cash, the amount of that deficiency immediately upon the Company’s or its Affiliate’s request.

10. Acknowledgement. You acknowledge and agree that (a) you are not relying upon any determination by the Company, its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) of the Fair Market Value (as defined below) of the Stock on the Effective Date, (b) you are not relying upon any written or oral statement or representation of the Company Parties regarding the tax effects associated with your execution of this Agreement and your receipt, holding and vesting of the Restricted Shares, and (c) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. You hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with your execution of the Agreement and your receipt, holding and exercise of the Restricted Shares. For purposes of this Agreement, “Fair Market Value” means, as of any specified date, (i) if the Stock is listed on a national securities exchange, the closing sales price of the Stock as reported on the stock exchange composite tape on that date (or if no sales occur on that date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter at the time a determination of its fair market value is required to be made, the average between the reported closing bid and asked prices of Stock on the most recent date on which Stock was publicly traded; or (iii) in the event Stock is not publicly traded at the time a determination of its value is required to be made, the amount determined by the Board in its discretion in such manner as it deems appropriate, taking into consideration all factors the Company Board deems appropriate including without limitation, the limitations or requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

11. Section 83(b). You understand and acknowledge that you should consult with your tax advisor regarding the advisability of filing with the Internal Revenue Service an election under section 83(b) of the Code in the form attached hereto as Exhibit A with respect to the Restricted Shares for which the restrictions have not lapsed. This election must be filed no later than 30 days after the applicable Date of Grant set forth in Section 1 of this Agreement. This time period cannot be extended. You acknowledge (a) that you have been advised to consult with a tax advisor regarding the tax consequences of the Award of the Restricted Shares and (b) that timely filing of a Section 83(b) election is your sole responsibility, even if you request the Company or its representative to file such election on your behalf.

12. Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock (including Restricted Shares) will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Company Board and appropriate officers of the Company are authorized to undertake (or cause to be undertaken) the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Stock available for issuance.

13. Legends. The Company shall place, or cause to be placed, legends referencing the restrictions imposed on the shares pursuant to this Agreement on all certificates representing shares issued with respect to this Award.

14. Right of the Company to Terminate Services. Nothing in this Agreement confers upon you the right to continue in performing services for the Company or any of its Affiliates, or interfere in any way with the rights of the Company or such Affiliate to terminate your service relationship at any time.

15. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

16. Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

17. No Liability for Good Faith Determinations. The Company and the members of the Company Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Shares granted hereunder.

18. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

19. No Guarantee of Interests. The Company Board and the Company do not guarantee the Stock from loss or depreciation.

20. Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.

21. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

22. Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.

23. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

24. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

25. Company Action. Any action required of the Company shall be by resolution of the Company Board or by a person or entity authorized to act by resolution of the Company Board.

26. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

27. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

28. Authority of the Company Board; Amendment. This Agreement and the Award granted hereunder shall be administered by the Company Board. Subject to the restrictions set forth expressly herein and in accordance with that certain Consideration Allocation Agreement, dated as of the Effective Date (the “CAA”), the Company Board shall have the authority, in its sole and absolute discretion, to (a) adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Agreement; (b) accelerate the time of vesting of the Restricted Shares; (c) construe this Agreement and the Award; (d) make determinations of the Fair Market Value of the Stock; (e) delegate its duties under this Agreement to such agents as it may appoint from time to time; (f) terminate, modify, or amend this Agreement, provided that, no amendment or termination may decrease your rights inherent in the Award prior to such amendment without your express written permission except to the extent such amendment is necessary to comply with applicable laws and regulations and to conform the provisions of this Agreement to any change thereto; and (g) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering this Agreement, including the delegation of those ministerial acts and responsibilities as the appropriate. Subject to the restrictions set forth expressly herein and in accordance with the CAA, the Company Board may correct any defect, supply any omission, or reconcile any inconsistency in this Agreement in the manner and to the extent it deems necessary or desirable to carry the Agreement into effect, and the Company Board shall be the sole and final judge of that necessity or desirability. Subject to the restrictions set forth expressly herein and in accordance with the CAA, the determinations of the Company Board on the matters referred to in this Section 28 shall be final and conclusive.

29. DRIP Agreement. The Restricted Shares shall be subject to the terms and provisions of the DRIP Agreement in all respects.

Note: You are not required to execute this Agreement in order to accept the Award and the grant of the Restricted Shares hereunder. To refuse the Award and reject the grant of the Restricted Shares hereunder, please provide written notice to: 2700 Post Oak Blvd., Suite 300, Houston, Texas 77056, Attention: General Counsel, no later than the Date of Grant.

[Signature Page Follows]

ALTUS MIDSTREAM COMPANY

By:
Name:
Title:

SIGNATURE PAGE TO

ALTUS MIDSTREAM COMPANY

RESTRICTED STOCK AGREEMENT

Exhibit A

Section 83(b) Election Form

The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, social security number and address of the undersigned (the “Taxpayer”), and the taxable year for which this election is being made are:

Taxpayer’s Name:

Taxpayer’s Social

Security Number:                                 -                 -

Taxpayer’s Address:

Taxable Year:                     Calendar Year 2022

2.	The property that is the subject of this election is [______] restricted shares of [common stock] in [Company Name], a Delaware corporation.

3.	The property was transferred to the Taxpayer on __________ __, 2022.

4.	The property is subject to the following restrictions: [__________]

5.

The fair market value of the property at the time of transfer (determined without regard to any restriction other than a nonlapse restriction as defined in Section 1.83-3(h) of the Income Tax Regulations) is $___ per share.

6.	The amount paid by the Taxpayer for the property is $0.00 per share.

7.	The amount to include in gross income is $0.00.

The undersigned taxpayer will file this election with the Internal Revenue Service office with which the taxpayer files his or her annual income tax return not later than 30 days after the date of transfer of the property. A copy of the election also will be furnished to the person for whom the services were performed. The undersigned is the person performing the services in connection with which the property was transferred.

Dated:
Taxpayer’s Signature

EXHIBIT A